EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Bank of Florida - Southwest Florida, Naples, Collier County, Florida.

Organized under the laws of the State of Florida.

Bank of Florida Trust Company f/k/a Citizens Capital Management, Inc., Naples, Collier County, Florida.

Organized under the laws of the State of Florida.

Bank of Florida - Southeast, Broward County, Florida.

Organized under the laws of the State of Florida.

Bank of Florida - Tampa Bay, Hillsborough County, Florida.

Organized under the laws of the State of Florida